Huttig Building Products, Inc. Announces Consolidation of Two Facilities

ST. LOUIS, MO., December 14, 2007 -- Huttig Building Products, Inc. (NYSE: HBP), a leading domestic distributor of millwork, building materials and wood products, today announced the consolidation and closing of distribution facilities in Greensburg, Pennsylvania and Kansas City, Missouri. The Company will continue to service the Greensburg customer base from adjacent distribution facilities in Columbus, Ohio and Lancaster, Pennsylvania. Likewise, the Company will continue to service a significant portion of the Kansas City customer base from the Company's distribution facility in Springfield, Missouri.

The Company expects to incur approximately $2.0 to $2.3 million in operating charges related to these actions during the fourth quarter of 2007 and the first quarter of 2008, including approximately $1.7 to $2.0 million for facility exit costs, comprised of asset write-offs and transfer costs and reserves for the remaining facility lease rentals, and approximately $0.3 million for employee severance costs. Approximately 50 positions will be eliminated by these actions, although some employees will have the opportunity to transfer to the new servicing facilities. The Company expects to realize annualized operating profit improvement of approximately $2.0 million before taxes as a result of these actions, starting in the second quarter of 2008.

Commenting on the actions, Jon P. Vrabely, President and CEO of Huttig, said, "While these decisions are never easy, the actions were necessary to adjust the size of our infrastructure in light of the continued market challenges. The major portion of our customers in these market areas will see no affect to our business relationship, as they will have uninterrupted service from our surrounding distribution facilities. "

Huttig also announced it has consolidated its corporate office space in St. Louis. This consolidation will result in approximately $0.5 million in operating charges to be incurred in the 2007 fourth quarter. In addition to the charge for the consolidation of the office space and the severance costs associated with the two closed facilities, the Company expects to incur $0.5 million in severance costs related to approximately 30 positions that have been eliminated in the 2007 fourth quarter at other branches and the headquarters location. These severance costs will be recognized in the 2007 fourth quarter and the 2008 first quarter.

About Huttig

Huttig Building Products, Inc., currently in its 122nd year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in home improvement, remodeling and repair work. Huttig distributes its products through 36 distribution centers serving 44 states. The Company's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and in other reports filed by the Company with the Securities and Exchange Commission from time to time.

Contact

Steve Anreder, steven.anreder@anreder.com, or Gary Fishman, gary.fishman@anreder.com, both of Anreder & Company, 1-212-532-3232